===================                                           ==================
CUSIP NO. 15100A104                   13G                     Page 1 of 17 Pages
===================                                           ==================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (AMENDMENT NO. 3)*

                             Celebrate Express, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    15100A104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

                               Page 1 of 17 Pages

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CUSIP NO. 15100A104                   13G                     Page 2 of 17 Pages
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================================================================================
1.        NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          ARCH Venture Fund IV, L.P.
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
                                                                        (b)  |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY


--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,031,196
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,031,196
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,031,196
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  |_|
          CERTAIN SHARES

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.9%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          PN
================================================================================

                               Page 2 of 17 Pages
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CUSIP NO. 15100A104                   13G                     Page 3 of 17 Pages
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================================================================================
1.        NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          ARCH Entrepreneurs Fund, L.P.
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
                                                                        (b)  |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY


--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,031,196
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,031,196
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,031,196
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  |_|
          CERTAIN SHARES

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.9%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          PN
================================================================================

                               Page 3 of 17 Pages
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CUSIP NO. 15100A104                   13G                     Page 4 of 17 Pages
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================================================================================
1.        NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          ARCH Venture Partners IV, LLC
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
                                                                        (b)  |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY


--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,031,196
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,031,196
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,031,196
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  |_|
          CERTAIN SHARES

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.9%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          OO
================================================================================

                               Page 4 of 17 Pages
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CUSIP NO. 15100A104                   13G                     Page 5 of 17 Pages
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================================================================================
1.        NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Steven Lazarus
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
                                                                        (b)  |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY


--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,031,196
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,031,196
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,031,196
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  |_|
          CERTAIN SHARES

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.9%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          IN
================================================================================

                               Page 5 of 17 Pages

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CUSIP NO. 15100A104                   13G                     Page 6 of 17 Pages
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================================================================================
1.        NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Keith Crandell
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
                                                                        (b)  |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY


--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          35,047
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,031,196
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         35,047
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,031,196
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,066,243
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  |_|
          CERTAIN SHARES

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          13.3%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          IN
================================================================================

                               Page 6 of 17 Pages
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CUSIP NO. 15100A104                   13G                     Page 7 of 17 Pages
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================================================================================
1.        NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Robert Nelsen
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
                                                                        (b)  |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY


--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,031,196
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,031,196
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,031,196
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  |_|
          CERTAIN SHARES

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.9%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          IN
================================================================================

                               Page 7 of 17 Pages
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CUSIP NO. 15100A104                   13G                     Page 8 of 17 Pages
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================================================================================
1.        NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Clinton Bybee
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
                                                                        (b)  |_|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY


--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,031,196
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,031,196
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,031,196
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  |_|
          CERTAIN SHARES

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.9%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          IN
================================================================================

                               Page 8 of 17 Pages
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CUSIP NO. 15100A104                   13G                     Page 9 of 17 Pages
===================                                           ==================

                                  Schedule 13G


Item 1(a).        Name of Issuer:  Celebrate Express, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 11232 120th Avenue NE, Kirkland, WA 98033.

Item              2(a). Names of Persons Filing: ARCH Venture Fund IV, L.P.
                  ("ARCH Venture Fund IV"); ARCH Entrepreneurs Fund, L.P. ("ARCH Entrepreneurs Fund"); ARCH Venture Partners IV, LLC ("AVP IV LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  8725 W. Higgins Road, Suite 290, Chicago, IL  60631.

Item 2(c). Citizenship: ARCH Venture Fund IV and ARCH Entrepreneurs Fund are limited partnerships organized under the laws of the State of Delaware. AVP IV LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value (the "Common Stock").

Item 2(e).        CUSIP Number: 15100A104

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not applicable

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           ARCH Venture Fund IV is the record owner of 1,004,754 shares of Common Stock as of December 31, 2007. ARCH Entrepreneurs Fund is the record owner of 26,442 shares of Common Stock (the shares held of record by ARCH Venture Fund IV and ARCH Entrepreneurs Fund, the "Record Shares"). As the sole general partner of ARCH Venture Fund IV and ARCH Entrepreneurs Fund, AVP IV LLC may be deemed to own the Record Shares. As managing directors of AVP IV LLC, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2007, Crandell is the holder of 13,797 shares of Common Stock and holds the right to options to exercise 21,250 shares of Common Stock, 20,698 are vested as of February 14, 2007, and 552 will vest within 60 days of this filing (the "Option Shares").

                  (b)      Percent of class:

                               Page 9 of 17 Pages
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CUSIP NO. 15100A104                   13G                    Page 10 of 17 Pages
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                           Each Reporting Person including the Managing
                           Directors except Crandell: 12.9%. Crandell: 13.3%.
                           The foregoing percentages, except for Crandell, are calculated based on the 7,978,559 shares of Common Stock reported to be outstanding as of December 31, 2007 in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on January 10,
                           2008 (the "Reported Shares"). Crandell's percentage is calculated based on 7,999,809 shares, which includes the Reported Shares and the Option Shares.

                  (c)      Number of shares as to which the person has:

                           (i)   Sole power to vote or to direct the vote:

                                 0 shares for each Reporting Persons except
                                 Crandell. 35,047 shares for Crandell which includes the Option Shares

                           (ii)  Shared power to vote or to direct the vote:

                                 Each of the Reporting Persons: 1,031,196.

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                 0 shares for each Reporting Persons except
                                 Crandell. 35,047 shares for Crandell which includes the Option Shares

                           (iv) Shared power to dispose or to direct the disposition of:

                                 Each of the Reporting Persons: 1,031,196.

                  Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                               Page 10 of 17 Pages

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CUSIP NO. 15100A104                   13G                    Page 11 of 17 Pages
===================                                          ===================

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to ss.240.13d-1(b) nor ss.240.13d-1(c).

























                               Page 11 of 17 Pages
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CUSIP NO. 15100A104                   13G                    Page 12 of 17 Pages
===================                                          ===================

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2008

                                         ARCH VENTURE FUND IV, L.P.

                                         By: ARCH Venture Partners IV, LLC
                                             its General Partner


                                             By:             *
                                                 ------------------------
                                                 Keith Crandell
                                                 Managing Director

                                         ARCH ENTREPRENEURS FUND, L.P.

                                         By: ARCH Venture Partners IV, LLC
                                             its General Partner


                                             By:             *
                                                 ------------------------
                                                 Keith Crandell
                                                 Managing Director


                                         ARCH VENTURE PARTNERS IV, LLC

                                         By:          *
                                             --------------------
                                             Keith Crandell
                                             Managing Director

                                                      *
                                             --------------------
                                             Steven Lazarus

                                                      *
                                             --------------------
                                             Keith Crandell

                                                      *
                                             --------------------
                                             Robert Nelsen

                                                      *
                                             --------------------
                                             Clinton Bybee


                               Page 12 of 17 Pages
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CUSIP NO. 15100A104                   13G                    Page 13 of 17 Pages
===================                                          ===================




* By: /s/ Mark McDonnell
      ----------------------------
      Mark McDonnell as
      Attorney-in-Fact


--------------------------------------------------------------------------------
This Amendment No. 3 to Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.





















                               Page 13 of 17 Pages
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CUSIP NO. 15100A104                   13G                    Page 14 of 17 Pages
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

     Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Celebrate Express, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 7, 2008

                                         ARCH VENTURE FUND IV, L.P.

                                         By: ARCH Venture Partners IV, LLC
                                             its General Partner


                                             By:          *
                                                 --------------------------
                                                 Keith Crandell
                                                 Managing Director


                                         ARCH ENTREPRENEURS FUND, L.P.

                                         By: ARCH Venture Partners IV, LLC
                                             its General Partner

                                             By:          *
                                                 --------------------------
                                                 Keith Crandell
                                                 Managing Director


                                         ARCH VENTURE PARTNERS IV, LLC

                                         By:         *
                                              -----------------------
                                              Keith Crandell
                                              Managing Director

                                                     *
                                              -----------------------
                                              Steven Lazarus

                                                     *
                                              -----------------------
                                              Keith Crandell

                                                     *
                                              -----------------------
                                              Robert Nelsen

                               Page 14 of 17 Pages
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CUSIP NO. 15100A104                   13G                    Page 15 of 17 Pages
===================                                          ===================



                                                     *
                                              -----------------------
                                              Clinton Bybee



* By: /s/ Mark McDonnell
      -----------------------------
      Mark McDonnell as
      Attorney-in-Fact


--------------------------------------------------------------------------------
This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.






















                               Page 15 of 17 Pages
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CUSIP NO. 15100A104                   13G                    Page 16 of 17 Pages
===================                                          ===================

                                                                       EXHIBIT 2
                                                                       ---------

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 27th day of September, 2004.


                                         ARCH VENTURE FUND IV, L.P.

                                         By: ARCH Venture Partners IV, LLC
                                             its General Partner


                                             By: /s/ Keith Crandell
                                                 ------------------------
                                                 Keith Crandell
                                                 Managing Director

                                         ARCH ENTREPRENEURS FUND, L.P.

                                         By: ARCH Venture Partners IV, LLC
                                             its General Partner


                                             By: /s/ Keith Crandell
                                                 ------------------------
                                                 Keith Crandell
                                                 Managing Director

                                         ARCH VENTURE PARTNERS IV, LLC


                                             By: /s/ Keith Crandell
                                                 ------------------------
                                                 Keith Crandell
                                                 Managing Director


                                         /s/ Steven Lazarus
                                         -----------------------
                                         Steven Lazarus


                               Page 16 of 17 Pages
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CUSIP NO. 15100A104                   13G                    Page 17 of 17 Pages
===================                                          ===================


                                         /s/ Keith Crandell
                                         -----------------------
                                         Keith Crandell

                                         /s/ Robert Nelsen
                                         -----------------------
                                         Robert Nelsen

                                         /s/ Clinton Bybee
                                         -----------------------
                                         Clinton Bybee























                               Page 17 of 17 Pages